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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Displaytech, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

Boulder, CO
May 25, 2004

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Consent of Independent Registered Public Accounting Firm